Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 1, 2023, except for the effects of the modified retrospective adoption of Accounting Standards Update No. 2018-12, Financial Services — Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, as to which the date is May 30, 2024, relating to the consolidated financial statements and schedules of U-Haul Holding Company (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Phoenix, Arizona

December 10, 2025